Bonds.com 8-K

Exhibit 10.7

Asset Purchase Agreement

by and among

Bonds.com Group, Inc.

Bonds.com MBS, Inc.,

and

Beacon Capital Strategies, Inc.

Dated as of February 2, 2011

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
1.01	Definitions	1
ARTICLE II PURCHASE AND SALE		6
2.01	Purchase of Business Assets	6
2.02	Excluded Assets	7
2.03	Assumed Obligations	7
2.04	Excluded Liabilities	7
ARTICLE III PURCHASE PRICE AND CLOSING		8
3.01	Purchase Price for the Business Assets	8
3.02	Closing.	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		9
4.01	Organization	9
4.02	Authority; Enforceability	9
4.03	Consents	10
4.04	No Undisclosed Liabilities	10
4.05	Legal Actions	10
4.06	Title; Sufficiency of Assets	11
4.07	Material Contracts.	11
4.08	Tax Matters	11
4.09	Applicable Laws and Permits	11
4.10	Employment Matters.	12
4.11	Employee Benefit and Compensation Plans	13
4.12	Intellectual Property.	13
4.13	Brokers	14
4.14	Entirely for Own Account	14
4.15	Disclosure of Information	14
4.16	Restricted Securities	15
4.17	No Public Market	15
4.18	Legends	15
4.19	Foreign Investors	15
4.20	Disclosure	16
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		16
5.01	Organization and Qualification	16
5.02	Authorization; Enforcement; Validity	16
5.03	Issuance of Shares	17
5.04	No Conflicts	17
5.05	Consents	17

5.06	No General Solicitation; Placement Agent’s Fees	18
5.07	No Integrated Offering	18
5.08	SEC Documents; Financial Statements	18
5.09	Absence of Certain Changes	19
5.10	No Undisclosed Events, Liabilities, Developments or Circumstances	19
5.11	Conduct of Business; Regulatory Permits	19
5.12	Sarbanes-Oxley Act	20
5.13	Transactions With Affiliates	20
5.14	Equity Capitalization	20
5.15	Indebtedness and Other Contracts	21
5.16	Absence of Litigation	21
5.17	Employee Relations	22
5.18	Title	22
5.19	Intellectual Property Rights	22
5.20	Tax Status	23
5.21	Internal Accounting and Disclosure Controls	23
5.22	Broker Dealer Entities.	23
5.23	Investment Company Status	24
5.24	Stock Option Plans	25
5.25	Amendment and Release	25
5.26	Notes	25
5.27	Certain Agreements	25
5.28	Rights of Registration and Voting Rights	25
5.29	Disclosure	25
5.30	Condition of Assets	26
ARTICLE VI COVENANTS OF THE SELLER		26
6.01	Confidentiality.	26
6.02	Covenant Not to Compete.	27
6.03	Employees of the Business	28
6.04	Consents; Failure to Obtain Consents	29
ARTICLE VII TAXES AND RELATED MATTERS; ADDITIONAL COVENANTS		29
7.01	Tax Reporting; Liability for Taxes	29
7.02	Tax Reorganization; Consistent Tax Treatment	29
7.03	Additional Tax Matters	29
7.04	Fulfillment of Conditions	30
7.05	Bulk Transfer Laws	30
7.06	Record Retention Obligations	30
7.07	Series D Convertible Preferred Stock	30
ARTICLE VIII CONDITIONS TO CLOSING		30
8.01	Conditions to Obligation of Buyer	30
8.02	Conditions to Obligation of Seller	31
ARTICLE IX INDEMNIFICATION		32
9.01	Survivability of Representations, Warranties and Covenants	32

9.02	Agreement to Indemnify	32
9.03	Limitations on Indemnification Obligations	33
9.04	Exclusive Remedy	33
ARTICLE X MISCELLANEOUS		34
10.01	Notices	34
10.02	Amendments; No Waivers	35
10.03	Expenses	35
10.04	Successors and Assigns	35
10.05	Counterparts; Effectiveness	35
10.06	Entire Agreement	36
10.07	Severability; Third Party Beneficiaries	36
10.08	Further Assurances	36
10.09	Public Announcements	36
10.10	Governing Law	36
10.11	Prevailing Party	37

EXHIBITS

Exhibit A – Bill of Sale

Exhibit B – Escrow Agreement

Exhibit C – Form of Employment Agreement

Exhibit D – Voting Agreement

Exhibit E - Barry Agreements

Exhibit F – Promissory Note Amendments

Exhibit G – O’Krepkie Letter Agreement

Exhibit H – Radnor Engagement Letter Amendment

Exhibit I – Radnor Revenue Sharing Agreement Amendment

Exhibit J – Financial Advisory Agreement Termination and Release

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 2, 2011, is entered into by and among Bonds.com Group, Inc., a Delaware corporation (“Parent”), Bonds.com MBS, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Buyer”) and Beacon Capital Strategies, Inc., a Delaware corporation (“Seller”).

Background

Seller was engaged in a software business that is dedicated to the development and offering of an electronic trading platform for trades in both liquid and less liquid fixed income securities and as incident thereto owned a subsidiary that was a registered broker/dealer (collectively, the “Business”).  Buyer wishes to purchase and acquire, and Seller desires to sell to Buyer, substantially all of the assets of the Business, in a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Code, all on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01           Definitions.  Terms not defined in this Section 1.01 have the meanings provided to them elsewhere in this Agreement.  The following terms, as used in this Agreement, have the following meanings:

“Affiliate” whether or not capitalized, means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such other Person.

“Authorized Share Increase” means the Parent’s authorization of shares of Parent Common Stock of not less than 1,000,000,000.

“BCM”  means Beacon Capital Markets, LLC, a New York limited liability and a wholly-owned subsidiary of Seller.

“Broker Dealer Entity” means any entity required to be registered as a broker or dealer with the SEC or Governmental Authority.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Claim Shares” means with respect to an indemnification claim by a Buyer Indemnitee, that number of shares of the Escrow Stock (and the Supplemental Escrow Stock, if applicable) determined by multiplying (a) the total number of the Shares set forth in Section 3.01 by (b) the quotient of (i) dividing the total amount of the Damages that are subject to the claim by (ii) the product of (1) the Conversion Rate (as defined in the Series C Certificate of

Designation) in effect  on the Determination Date and (2) the Fair Market Value of one share of the Parent Common Stock on the Determination Date.  If the number of shares of Escrow Stock (and the Supplemental Escrow Stock, if applicable) is less than the calculated amount of Claim Shares then the Claim Shares shall mean all of the shares of the Escrow Stock (and the Supplemental Escrow Stock, if applicable) then held by the Escrow Agent.  If the shares of Escrow Stock and Supplemental Escrow Stock have been converted into shares of Parent Common Stock, then the number of Claim Shares shall be determined by dividing (i) the total amount of Damages subject to the claim, by (ii) the Fair Market Value of one share of Parent Common Stock on the Determination Date.  If the number of Claim Shares determined by the formula above results in fractional shares, then the number of Claim Shares shall be rounded up to the next whole share.  For illustration purposes, a calculation of the Claim Shares is set forth on Schedule 1.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Obligations” means as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contracts” means all contracts, agreements, options, understandings, leases for real or personal property, licenses, sales and accepted purchase orders, commitments, warranties and other instruments of any kind, including any Material Contracts, whether written or oral.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”), whether or not capitalized, means with respect to any specified Person the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities, by contract or otherwise.

“Conversion Agreement” means that certain Agreement with Respect to Conversion between Parent and Seller dated the same date as this Agreement.

“Damages” means all demands, claims, assessments, losses, damages, diminution in value, costs, defense costs, expenses, liabilities, judgments, awards, fines, interest, sanctions, penalties, charges (including any amounts paid in settlement).

“Determination Date” means the date a claim for indemnification is made by Buyer.

“Employee Benefit Plan” means any “employee benefit plan” (as defined by Section 3(3) of ERISA), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement.

“Escrow Period” means the period beginning on the Closing Date and ending on the twenty-four (24) month anniversary of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means arithmetic average of the VWAP of the Parent Common Stock for the twenty (20) Trading Days immediately preceding the Determination Date.

“Governmental Authority” means the securities commission or similar authority of any domestic or foreign governmental or regulatory authority, department, board, instrumentality, agency, court, tribunal arbitrator, commission or other entity.

“Indebtedness” means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Intellectual Property” means all patents, patent applications, docketed inventions, registered and unregistered trademarks, trademark applications, trade names, service marks, copyrights, computer programs, design and code documentation, and other software, domain names, URLs, websites, trade secrets, confidential and proprietary business information, unpatented inventions, processes, methodologies, know how, engineering, drawings, plans and product specifications, all other intellectual property, including all trade dress, promotional displays and materials, price lists, bid and quote information, literature, catalogs, brochures, advertising material and the like, all telephone numbers, telephone and advertising listings, customer, prospective customer, supplier and distributor lists and all other information and data relating to the Business or its customers or suppliers, all product development, packaging development, and any licenses, license agreements and applications related to any of the foregoing.

“Knowledge” means, with respect to Seller, (i) the actual knowledge of Seller’s officers, directors and other members of its management team, and (ii) the knowledge that such persons would be expected to have based on a reasonable investigation of the representation, warranty, fact or matter in question.

“Leased Premises” means Seller’s offices located at 420 Madison Avenue, New York, New York 10017.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with GAAP (as hereinafter defined) or is disclosed or required to be disclosed on any Schedule to this Agreement.

“Lien” means any lien, pledge, security interest, hypothecation, transfer restriction, right of first refusal, adverse claim, conditional sales contract, claim or charge of any kind or nature whatsoever.

“Material Adverse Effect” means a material adverse effect on, or a material adverse change in (i) the operations, affairs, prospects, condition (financial or otherwise), results of operations, assets, Liabilities or any other aspect of the Business or the Business Assets, or (ii) Seller’s ability to validly sell, assign and transfer the Business Assets to Buyer.

“Material Contract” means each Contract related to the Business or the Business Assets or pursuant to which the Business or the Business Assets are subject to any obligation that: (i) involves the expenditure or receipt of more than Ten Thousand Dollars ($10,000) over the remaining term thereof; (ii) imposes any non-compete obligation; (iii) provides for or relates to any employment (other than at-will arrangements) or consulting relationship with any Person who performs services for the Business; (iv) is between Seller and any Affiliate or other Related Party; (v) pursuant to which the Business occupies any real property; (vi) grants or results in a Lien on any of the Business Assets; (vii) grants or increases any severance, continuation, termination or post-termination pay to any director, officer, shareholder, interest holder, partner, employee, agent or independent contractor of Seller or any related party; or (viii) extends for a term of more than twelve (12) months from the Closing Date (unless terminable by Seller without payment or penalty upon no more than thirty (30) days notice).

“OTCBB” means the OTC Bulletin board.

“Parent Common Stock” means the Common Stock, par value $0.0001 per share, of Parent.

“Permitted Liens” means statutory Liens for current Taxes, assessments, fees and other charges by governmental authorities that are not due and payable as of the Closing Date or are being contested in good faith as of the Closing Date.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, bank, estate or other entity or organization, including a governmental authority.

“Registration Rights Agreement” means the Registration Rights Agreement among Parent, GFINET, INC., Oak Investment Partners XII, Limited Partnership, Bonds Mx, LLC, UBS Americas, Inc. and certain other stockholders of Parent.

“Related Party” means, with respect to any Person, (x) any Affiliate of such Person, (y) any member, shareholder, partner, interest holder, legal guardian, director, officer or executive employee of such Person or any of its Affiliates, or (z) any family member or Affiliate of any of the foregoing.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC pursuant to the reporting requirements of the Exchange Act, including all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, and the Parent’s Schedule TO filed on June 30, 2010.

“Securities” means the Shares and the Parent Common Stock issuable upon conversion of the Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means FINRA and any other commission, board, agency or body that is not a Governmental Authority.

“Series C Designation Certificate” means the Certificate of Designation of the Series C Convertible Preferred Stock of Parent filed on February 2, 2011, with the Delaware Secretary of State.

“Series C Preferred Stock” means the Series C Preferred Convertible Stock, par value $0.0001 per share, of Parent.

“Special Claim” means a indemnification claim made by a Buyer Indemnitee under Section 9.02(a) arising out of or as a result of a breach of the representation or warranty made by Seller in Section 4.12 or as a result of a breach of any other representation, warranty or covenant of Seller, which such breach primarily relates to Intellectual Property.

“Stockholders’ Agreement” means the Stockholders’ Agreement among Parent, GFINET, INC., Oak Investment Partners XII, Limited Partnership, Bonds Mx, LLC, UBS Americas, Inc. and certain other stockholders of Parent.

“Subsidiary” whether or not capitalized, means any entity in which the Parent or Buyer, directly or indirectly, owns at least a majority of the capital stock or other equity or similar interest.

“Tax” or “Taxes” means all taxes, assessments or impositions imposed of any kind or nature whatsoever (including, without limitation, employee or other withholding obligations and employer payroll taxes and FICA).

“Trading Day” means (a) any day on which the Parent Common Stock is listed or quoted and traded on its primary trading market, or (b) if the Parent Common Stock is not then listed or quoted and traded on any trading market, then any Business Day.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Conversion Agreement and the other agreements, documents, instruments, and certificates executed or to be executed by Seller pursuant to this Agreement.

“VWAP” means on any particular Trading Day or for any particular period the volume weighted average trading price per share of Parent Common Stock on such date or for such period on an primary market as reported by Bloomberg L.P., or any successor performing similar functions.

ARTICLE II
PURCHASE AND SALE

2.01           Purchase of Business Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to all of the assets, properties and rights of Seller, but excluding the Excluded Assets (as defined in Section 2.02), wherever located, and whether or not reflected on the books of Seller (collectively, the “Business Assets”), including but not limited to:

(a)           all of the equipment, furniture, fixtures and other tangible assets of the Business;

(b)           all those Contracts relating to the Business listed on Schedule 2.01(b); including, but not limited to, the lease for the Leased Premises;

(c)           all books, records, files, papers, whether in hard copy or electronic format, used in the Business, except those identified in Sections 2.02(e) and (f);

(d)           all prepaid fees, expenses, deposits, advance payments and similar payments, and prepayments by clients or prospective clients, of the Business for periods or services to be performed on or after the Closing, including but not limited to leases and rentals, but excluding prepayments of Taxes other than accrued non-income Taxes;

(e)           all Intellectual Property and other intangible assets associated with the Business, including, but not limited, to the goodwill and going concern rights and the Intellectual Property listed on Schedule 2.01(e); and

(f)           all Seller’s rights, claims, credits, causes of action or  rights of set-off against third parties relating to the Business Assets, including, without limitation, unliquidated rights under warranties.

2.02           Excluded Assets.  Notwithstanding anything in Section 2.01 to the contrary, the Business Assets shall not include, and Buyer shall not be deemed to purchase or acquire, any of the following assets, properties or rights of Seller (the “Excluded Assets”):

(a)           any cash on hand, bank accounts, cash equivalents and marketable securities;

(b)           all accounts receivable from clients of the Business for services performed prior to the Closing;

(c)           any Contracts not identified on Schedule 2.01(b);

(d)           all Permits used or held for use in the Business;

(e)           the original of any books and records that Seller is expressly required by applicable law to retain, so long as Seller delivers at least one copy thereof to Buyer;

(f)           the membership or other equity interest of BCM;

(g)           the corporate seal, minute books, stock books, income tax returns and other records relating to the corporate or other legal organization of Seller;

(h)            all assets relating to any employee benefit plans, policies or arrangements and related trusts; and

(i)           all of the rights of Seller under this Agreement and any other Transaction Agreement, including any rights of Seller to Excluded Assets and Excluded Liabilities.

2.03           Assumed Obligations.  As part of the consideration for the Business Assets, Buyer shall assume only the executory obligations of Seller to be performed on or after the Effective Time under those Contracts set forth on Schedule 2.01(b), in each case to the extent the liabilities and obligations of Seller arise from the conduct of the Business in the ordinary course and are legally assigned to Buyer, but excluding any Liabilities (i) arising from or related to (A) any default, breach or violation of such Contract on or prior to the Effective Time or (B) any Proceeding or threatened Proceeding relating to the performance of services thereunder prior to the Effective Time, or (ii) for payment of amounts due in respect of products or services provided to Seller or the Business prior to the Closing (the “Assumed Obligations”).

2.04           Excluded Liabilities.  Other than as specifically listed in Section 2.03 above, Buyer shall assume no Liability whatsoever of Seller or its Affiliates, whether or not arising from or related to Seller, the Business or the Business Assets (the “Excluded Liabilities”), and Seller shall pay, perform and discharge, as and when due, each such Excluded Liability.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, and under no circumstances shall Buyer be deemed to assume or be obligated for any Liability of Seller arising out of or relating to: (a) any Liability for Taxes of any kind or character other than accrued non-income Taxes; (b) any Environmental Liability; (c) any indebtedness of Seller; (d) any Liability, claims, choses in action, causes of action, rights of recovery, rights of set-off of any kind by any third party (including any employee or former employee of Seller) arising out of or related to the conduct of Seller, the Business or the ownership of any Business Assets prior to the Effective Time; (e) any Liability for any employee benefits, including Liability for severance pay, unemployment compensation, termination pay or withdrawal liability, relating to any employee benefit plan of Seller or any of its affiliates; and (f) any Liability arising out of or related to Seller’s ownership or operation of its businesses and assets other than the Business and Business Assets, whether prior to, at or after the Effective Time.

ARTICLE III
PURCHASE PRICE AND CLOSING

3.01           Purchase Price for the Business Assets.  The purchase price for the Business Assets shall equal 10,000 shares of Series C Preferred Stock, as the same may be adjusted pursuant to the Series C Designation Certificate (the “Purchase Price”), payable as and when provided in this Article III.

3.02           Closing.

(a)           Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Business Assets shall take place at the offices of Buyer, or at such other location as Buyer and Seller may agree in writing, beginning at 10:00 a.m. local time on the date of this Agreement, or such other date as Buyer and Seller may agree in writing (the “Closing Date”).

(b)           Buyer shall pay the Purchase Price by causing Parent to issue promptly after Closing to Seller a certificate representing 70% of the total shares (or 7,000 shares) of the Series C Preferred Stock (the “Shares”) and by causing Parent to deliver the Escrow Stock and the Supplemental Escrow Stock to the Escrow Agent in accordance with Section 3.02(e).  At Closing, Buyer shall deliver a copy of this certificate to Seller.

(c)           At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)           possession or control of the Business Assets;

(ii)           a Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit A (the “Bill of Sale”), duly executed by Seller, and such other instruments as may be reasonably requested by Buyer to transfer all right, title and interest in, under and to the Business Assets to Buyer, free and clear of Liens other than Permitted Liens;

(iii)           an executed copy of the Escrow Agreement;

(iv)           evidence reasonably satisfactory to Buyer and its counsel that all security interests, collateral assignments and other Liens other than Permitted Liens on any of the Business Assets have been released, discharged and terminated in full; and

(v)           any additional deliverables set forth in Section 8.01.

(d)           Unless otherwise agreed by Buyer and Seller, the purchase and sale of the Business Assets, and the assumption of the Assumed Obligations, shall be deemed effective as of 11:59 P.M. Eastern Standard Time on the Closing Date (the “Effective Time”).

(e)           Buyer shall establish and maintain an escrow (the “Escrow Account”) comprised of (i) 20% of the total number (or 2,000 shares) of Shares (the “Escrow Stock”) and (ii) an additional 10% of the total number (or 1,000 shares) of the Shares (the “Supplemental Escrow Stock”), and shall designate and appoint U.S. Bank National Association or such other escrow agent that is acceptable to Buyer and Seller in connection therewith (the “Escrow Agent”) to serve in accordance with the Escrow Agreement attached as Exhibit B hereto (the “Escrow Agreement”) to be entered into by and among Buyer, the Escrow Agent and Seller on the Closing Date.  The Escrow Stock and the Supplemental Escrow Stock shall be payable to Seller and/or Buyer at the times and to the extent provided in the Escrow Agreement and Section 9.02(d).  Any disbursements of the Escrow Stock and/or the Supplemental Escrow Stock to Buyer or any other Buyer Indemnitees shall be treated as a reduction of the aggregate Purchase Price under this Agreement.  The Escrow Stock and the Supplemental Escrow Stock will be delivered by Buyer to Escrow Agent promptly after Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date of this Agreement and again as of the Closing, as follows:

4.01           Organization.  Seller is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it.  Seller is qualified to conduct the Business in those jurisdictions where its activities require qualification as a foreign business entity.  Those jurisdictions are set forth on  Schedule 4.01.

4.02           Authority; Enforceability.  Seller has the right, power and corporate authority to execute and deliver the Transaction Agreements executed or to be executed by Seller and to perform its respective obligations thereunder.  The Transaction Agreements to which Seller is a party constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of Seller enforceable in accordance with their respective terms, except as to the extent that such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally or by general equitable principles (whether applied by a court of law or equity).  Except as set forth on Schedule 4.02, the execution, delivery and performance of this

Agreement and the other Transaction Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate any provision of applicable law; or (b) contravene, conflict with, or result in a violation of any provision of Seller’s certificate of incorporation or bylaws or any resolution adopted by the Board of Directors or shareholders of Seller.  All requisite corporate or other action has been taken by Seller to authorize and approve the execution and delivery of this Agreement and the other Transaction Agreements, and the performance by Seller of its obligations hereunder and thereunder.

4.03           Consents.  Schedule 4.03 sets forth (a) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required under applicable law to be obtained by Seller in connection with the execution and delivery of any Transaction Agreement, or the consummation of the transactions contemplated thereby, and (b) each Material Contract with respect to which a consent of or waiver by, or notice to, any other party thereto must be obtained by virtue of the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby to avoid (i) the invalidity of such Material Contract (or any provisions thereunder), (ii) the termination of such Material Contract (or any provision thereunder), (iii) the giving rise to any right to terminate such Material Contract (or any provision thereunder) by another party, a breach or default of such Material Contract (whether with notice, passage of time or both), or (iv) any other change or modification to the terms of, or adverse effect to, such Material Contract (including triggering or accelerating any obligations, payments or Liabilities or the creation of any Lien thereunder).

4.04           No Undisclosed Liabilities.  Buyer will not, as a result of the transactions contemplated by this Agreement or the other Transaction Agreements, assume or become responsible or obligated for any Liability other than the Assumed Obligations.  Seller has previously delivered to Buyer the historical financial statements of Seller identified on Schedule 4.04 (collectively, the “Financial Reports”).  Except as set forth on Schedule 4.04, the Financial Reports (a) are true and correct in all material respects; (b) present fairly in all material respects the financial condition of Seller and the Business and the results of operations and cash flows of the Business as of the date(s) and for the periods therein indicated; and (c) are consistent with the books and records of Seller prepared in the ordinary course of business.  Seller has no Liabilities other than: (i) as reflected in the most recent balance sheet included in the Financial Reports; (ii) current liabilities incurred since the date of the most recent balance sheet included in the Financial Reports in the ordinary course of business consistent with past practice and that are not, in the aggregate, material; (iii) executory obligations under Contracts, laws, permits or Employee Benefit Plans in the ordinary course of business (other than obligations resulting from a breach or default by the Company thereunder); and (iv) the specific Liabilities set forth on Schedule 4.04.

4.05           Legal Actions.  Except as set forth on Schedule 4.05, there is no demand, action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, arbitration or governmental investigation of any nature, public or private (each, a “Proceeding”) pending or, to the Knowledge of Seller, threatened by or against Seller or the Business, or involving any of its assets or properties, nor to the Knowledge of Seller, is there any basis for any such Proceeding.  All services rendered and products sold by Seller have been in conformity in all material respects with all applicable laws, all applicable contractual commitments and all express and implied warranties.

4.06           Title; Sufficiency of Assets.   Seller owns good and marketable title to and all right, title and interest in and to all of the Business Assets free and clear of any Liens other than Permitted Liens.  No Person other than the Seller has any right, title or ownership interest in or to any of the Business Assets.  No Affiliate, including BCM, owns or controls any assets necessary to conduct the business other than the broker-dealer licensing.

4.07           Material Contracts.

(a)           Schedule 4.07(a) lists each Material Contract.  Seller has previously delivered to Buyer true and correct copies of all such Material Contracts (or accurate written summaries of any oral Material Contract), each as currently in effect.

(b)           Except as specifically described on Schedule 4.07(b), Seller has not breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a violation or default under), or received notice alleging that Seller has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a violation or default under), any Contract included in the Business Assets.  To the Knowledge of Seller, no other party obligated to Seller pursuant to a Contract included in the Business Assets has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a default under) such Contract.

(c)           All of the Contracts included in the Business Assets: (i) were entered into in the ordinary course of business on what Seller in good faith considered to be commercially reasonable terms, with bona fide third parties in arms-length transactions; (ii) are valid and enforceable in accordance with their terms, except as to the extent that such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally or by general equitable principles (whether applied by a court of law or equity); (iii) are in full force and effect; and (iv) will continue to be valid and enforceable and in full force and effect on identical terms after giving effect to the Closing.

4.08           Tax Matters.  Seller has duly and timely filed all income and other material tax returns required to be filed by it under applicable law.  All such Tax returns were correct and complete in all respects.  All income and other Taxes due and payable by Seller have been paid.  Seller is not currently a beneficiary of any extension of time within which to file any Tax return.  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax returns that Seller is or may be subject to taxation by that jurisdiction.  All Taxes that Seller is or was required by applicable law to withhold or collect have been duly withheld or collected in all material respects and, to the extent required, have been paid to the proper governmental authority or other Person or, if not paid, have been appropriately reserved.

4.09           Applicable Laws and Permits.  Schedule 4.09 sets forth (a) a list of all licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions and other registrations necessary to conduct the Business as currently conducted, or to own or operate the Business Assets, as applicable (collectively, “Permits”), and (b) all orders, writs, injunctions, directives, judgments, decrees, awards or other legal requirements applicable to Seller, the Business or any Business Assets (collectively, “Orders”).  Except as set forth on Schedule 4.09, Seller holds all Permits, each of which is in full force and effect, and the Business is now being, and has at all times been, conducted, and the Business Assets are, and have at all times been, owned and operated, in compliance with all applicable laws, Orders and Permits.  BCM is a member of the Financial Industry Regulatory Authority (“FINRA”) and is a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).  BCM is in compliance with all FINRA rules and regulations applicable to it or the Business.  Buyer and Parent acknowledge and  understand that BCM has submitted a Form BD-W to withdraw its broker-dealer registration, effective December 31, 2010, and will cease operations as a result of the transaction contemplated by this Agreement.

4.10           Employment Matters.

(a)           Schedule 4.10 sets forth the names of all of the employees of the Business as of the date of this Agreement (the “Employees”).  None of Seller’s employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Seller with regard to the Business or the Business Assets or that would conflict with the Business or the Business Assets.  Neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by Buyer’s employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons are now obligated.  It is currently not necessary nor will it be necessary for Buyer to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject.  To the Knowledge of Seller, none of Seller’s employees that has had knowledge or access to information relating to the Business Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Business Assets by such previous employer which has resulted in Seller’s access to or use of such proprietary items included in the Business Assets, and Buyer will not gain access to or make use of any such proprietary items in the Business, except to the extent that any such activities would not have a material adverse effect on the Business Assets or the Business.

(b)           There are no written or oral contracts of employment between Seller and any employee of Seller.

(c)           Seller is not a party to a collective bargaining agreement with any trade union, Seller’s employees are not members of a trade union certified as a bargaining agent with the Seller and no proceedings to implement any such collective bargaining agreement or certifications are pending.

4.11           Employee Benefit and Compensation Plans.  Buyer will incur no Liability with respect to, or on account of, and Seller will retain any Liability for, and on account of, any Employee Benefit Plan of Seller, any of its Affiliates or any predecessor employer of any employee, including, but not limited to, liabilities Seller may have to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether “qualified” or “non-qualified,” or to any employee of Seller as a result of termination of employment by Seller as contemplated by this Agreement.  Seller has not, with respect to any employee, maintained or contributed to, or been obligated or required to contribute to, any Employee Benefit Plan.  Seller is not a party to any collective bargaining agreement covering any employee and Seller knows of no effort to organize any such employee as a part of any collective bargaining unit.  Seller has complied in all material respects with all of its obligations (including obligations to make contributions) in respect of its Employee Benefit Plans intended to qualify under Section 401 of the Code.  Seller has no Liability in respect to any employee pension plan subject to Title IV of ERISA or Section 412 of the Code.

4.12           Intellectual Property.

(a)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the continued conduct by Buyer after the Closing Date of the Business as presently conducted by Seller and the incorporation of any Intellectual Property in any product of Buyer or an affiliate of Buyer) will not breach, violate or conflict with any instrument or agreement governing any intellectual property necessary or required for, or used in, the conduct of the Business as presently conducted and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such Intellectual Property or in any material way impair the right of Buyer or any of its Affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any such intellectual property or portion thereof.

(b)           Neither the development, manufacture, marketing, license, sale or use of any product or intellectual property currently licensed, used or sold by Seller or currently under development violates or will violate any license or agreement to which Seller is a party or infringes or will infringe any copyright, patent, trademark, service mark, trade secret or other intellectual property or other proprietary right of any other Person.  All registered trademarks, service marks, patents and copyrights held by Seller are valid and subsisting.  There is no pending or, to the Knowledge of Seller, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Business Assets (including without limitation the Intellectual Property) necessary or required for, or used in, the conduct of the business of Seller as presently conducted nor, to the Knowledge of Seller, is there any reasonable basis for any such claim, nor has Seller received any written notice asserting that any such Business Asset (including without limitation the Intellectual Property) or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion.

(c)           Seller has taken commercially reasonable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with substantially all officers and employees of and consultants to Seller with access to or knowledge of the Business Assets (including without limitation the Intellectual Property) to maintain the secrecy and confidentiality of, and its proprietary rights in, the Business Assets (including without limitation the Intellectual Property) necessary or required for, or used in, the conduct of the Business of Seller as presently conducted.  Schedule 4.12(c) contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to federal, state, local and foreign laws by Seller to perfect or protect its interest in the Business Assets, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright or mask work registrations.

(d)           All fees to maintain Seller’s rights in the Intellectual Property, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property due and payable on or before the Closing Date, have been paid by Seller or will be paid by Seller within a reasonable period after the Closing.

(e)           With respect to the Intellectual Property set forth on Schedule 4.12(e), Seller is the sole and exclusive owner of those Business Assets and no other Person has any right, title, interest or license with respect to such Business Assets.

4.13           Brokers.  Seller, and no other Person acting on behalf of Seller, has incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.14           Entirely for Own Account.  This Agreement is made with Seller in reliance upon Seller’s representation to Buyer, which by Seller’s execution of this Agreement, Seller hereby confirms, that the Shares to be acquired by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, except in each case, in connection with the dissolution, liquidation and winding-up of Seller in accordance with applicable law.  By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Seller has not been formed for the specific purpose of acquiring the Shares.

4.15           Disclosure of Information.  Seller has had an opportunity to discuss the Buyer’s business, management, financial affairs and the terms and conditions of the Shares with the Buyer’s management.

4.16           Restricted Securities.  Seller understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.  Seller understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Seller acknowledges that Buyer has no obligation to register or qualify the Shares, or the common stock into which it may be converted, for resale.  Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation and may not be able to satisfy.

4.17           No Public Market.  Seller understands that no public market now exists for the Shares, and that Buyer has made no assurances that a public market will ever exist for the Shares.

4.18           Legends.  Seller understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)           Any legend set forth in, or required by, the other Transaction Agreements.

(c)           Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

4.19           Foreign Investors.  If Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.  Seller’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Seller’s jurisdiction.

4.20           Disclosure.  No representation or warranty by Seller in any Transaction Agreement or in any Exhibit or Schedule thereto contains any untrue statement of a material fact or omits to state a fact necessary to make such representation or warranty not materially misleading.  There are no facts or circumstances that has had or that would reasonably be expected to have a Material Adverse Effect that have not been disclosed in this Agreement, including the Exhibits and Schedules hereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Each of Buyer and Parent represents and warrants to Seller, as of the date of this Agreement and again as of the Closing, the following:

5.01           Organization and Qualification.  Each of the Parent and its Subsidiaries are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted.  Each of the Parent and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing (or, with respect to the State of Florida, active status) in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Parent Material Adverse Effect.   As used in this Article V, “Parent Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or on the other Transaction Agreements or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Buyer and Parent to perform their respective obligations under the Transaction Agreements.  Except as set forth on Schedule 5.01, the Parent has no Subsidiaries and there are no other entities in which the Parent, directly or indirectly, owns any of the capital stock or other equity or similar interests.

5.02           Authorization; Enforcement; Validity.  Buyer and Parent have the requisite corporate power and authority to enter into and perform their obligations under this Agreement, the Series C Designation Certificate and each of the Transaction Agreements and to issue the Shares in accordance with the terms hereof and thereof.  The execution and delivery of the Transaction Agreements by the Buyer and Parent and the consummation by the Buyer and Parent of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares and, subject to the restrictions set forth in the Series C Designation Certificate and the effectiveness of the Authorized Share Increase, the reservation for issuance and the issuance of the Parent Common Stock issuable upon conversion of the Shares (the “Conversion Shares”) has been duly authorized by the Parent’s Board of Directors and no further consent or authorization is required by the Parent or Buyer, their Board of Directors or their stockholders.  The Board of Directors of Parent has approved the Authorized Share Increase and has recommended approval thereof by Parent’s stockholders.  This Agreement and the other Transaction Agreements to which it is a party have been duly executed and delivered by the Buyer and/or Parent, as applicable, and constitute the legal, valid and binding obligations of the Buyer and/or Parent, as applicable, enforceable against the Buyer and/or Parent, as applicable, in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

5.03           Issuance of Shares.  Subject to the restrictions set forth in the Certificate of Designation and the effectiveness of the Authorized Share Increase, the Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all Liens, except Permitted Liens, with respect to the issue thereof and the Shares shall be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Series C Preferred Stock.  Assuming the accuracy and completeness of each of the Seller’s representations in Article IV, the offer and issuance by the Buyer and Parent of the Shares is exempt from registration under the Securities Act. Subject to the Authorized Share Increase, the Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Series C Designation Certificate, be validly issued, fully paid and non-assessable and free of Liens with respect to the issuance thereof with the holders being entitled to all rights accorded to a holder of Parent Common Stock.

5.04           No Conflicts. The execution, delivery and performance of the Transaction Agreements to which they are a party by the Buyer and Parent and the consummation by the Buyer and Parent of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation of the Buyer or Parent, as amended and as in effect on the date hereof, the Buyer’s or Parent’s Bylaws, as amended and as in effect on the date hereof, any certificate of designation or other constituent documents of the Parent or any of its Subsidiaries, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Parent or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of any Self-Regulatory Organization) applicable to the Parent or any of its Subsidiaries or by which any property or asset of the Parent or its Subsidiaries is bound or affected.

5.05           Consents.  Other than the filing of the Series C Designation Certificate and as set forth on Schedule 5.05, the Buyer and Parent are not required to obtain any consent, authorization or order of, or make any filing or registration with, any Governmental Authority or Self-Regulatory Organization or any other Person in order to execute, deliver or perform any of their obligations under or contemplated by the Transaction Agreements to which they are a party, in each case in accordance with the terms hereof or thereof, except for the filing of a Form D after the Closing, which will be timely filed.  All consents, authorizations, orders, filings and registrations which the Buyer and Parent are required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, except for the filing of a Form D after the Closing, which will be timely filed.  The Parent and its Subsidiaries are unaware of any facts or circumstances that might prevent the Buyer or Parent from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.  The Buyer and Parent are not in violation of the rules, regulations or requirements that permit trading of the Parent Common Stock on the OTCBB operated by FINRA that would reasonably lead to the suspension of the trading of the Parent Common Stock on the OTCBB in the foreseeable future.

5.06           No General Solicitation; Placement Agent’s Fees.  Neither the Parent nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.  The Buyer and Parent shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by Seller or Seller’s investment advisor) relating to or arising out of the transactions contemplated hereby.  The Buyer and Parent shall pay, and hold Seller harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.  Except as set forth in Schedule 5.06, neither the Parent nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

5.07           No Integrated Offering.  None of the Parent or any of its affiliates or Subsidiaries, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of stockholders of the Buyer or Parent for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules, regulations or requirements that permit trading of the Parent Common Stock on the OTCBB that would reasonably lead to the suspension of the trading of the Parent Common Stock on the OTCBB.  None of the Parent or its affiliates or Subsidiaries or any Person acting on its or their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

5.08           SEC Documents; Financial Statements.  Except as set forth in Schedule 5.08, during the two (2) years prior to the date hereof, Parent has timely (including within any additional time periods provided by Rule 12b-25 under the Exchange Act) filed all SEC Documents.  Parent has delivered to Seller or its representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system.  Except as set forth in Schedule 5.08 or as corrected by subsequent amendments thereto, as of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. As of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All material contracts to which the Parent or any subsidiary is a party or to which the property or assets of Parent or any of its Subsidiaries are subject are included as part of or specifically identified in the SEC Documents to the extent required.  Except as set forth in Schedule 5.08, as of their respective filing dates, the financial statements of Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.09           Absence of Certain Changes.  Except as set forth in the SEC Documents, since December 31, 2008, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Parent or any of its Subsidiaries.  Except as disclosed in Schedule 5.09 since December 31, 2008, neither the Parent, nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $100,000.  Except as disclosed in Schedule 5.09, neither the Parent nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Buyer or Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings against the Parent or any of its Subsidiaries or any actual knowledge of any fact which would reasonably lead a creditor to do so.

5.10           No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists with respect to the Parent or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Buyer or Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Buyer or Parent of its shares of Parent Common Stock and which has not been publicly disclosed or disclosed to Seller.

5.11           Conduct of Business; Regulatory Permits.  Neither the Parent nor any of its Subsidiaries is in violation of any term of or in default under any certificate of designation of any outstanding series of preferred stock of the Buyer or Parent, their respective certificates of incorporation, bylaws or equivalent documents.  Neither Parent nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Parent or any of its Subsidiaries, and neither the Parent nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Without limiting the generality of the foregoing, Parent is not in violation of any of the rules, regulations or requirements that permit trading of the Parent Common Stock on the OTCBB that would reasonably lead to the suspension of the trading of the Parent Common Stock on the OTCBB in the foreseeable future.  The Parent and its Subsidiaries possess all certificates, approvals, authorizations and permits required by the appropriate Governmental Authorities or Self-Regulatory Organizations necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Parent Material Adverse Effect, and neither the Parent nor its Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit.

5.12           Sarbanes-Oxley Act.  Except as set forth on Schedule 5.12 or in the SEC Documents, Parent is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

5.13           Transactions With Affiliates.  Except as set forth on Schedule 5.13 or in the SEC Documents, none of the officers, directors or employees of the Parent or any of its Subsidiaries is presently a party to any transaction with the Parent or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Buyer and Parent, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

5.14           Equity Capitalization. Immediately prior to the Closing, the authorized capital stock of the Parent consists of (x) 300,000,000 shares of Common Stock, 104,354,190 shares of which, as of the date hereof, are issued and outstanding, 120,039,790 shares of which are reserved for issuance pursuant to the Parent’s employee incentive plans and other options and warrants outstanding (which amount includes all shares issuable upon exercise of any options and/or warrants granted or issued by the Parent on or prior to the date hereof; provided, however that such 120,039,790 shares do not include 8,700,000 shares provided for under the Company’s 2011 Equity Plan but which are not subject to outstanding options or contractual obligations to grant and have not been reserved by the Parent’s Board of Directors due to the lack of authorized shares of Common Stock for such reserve; provided, further that such 120,039,790 shares do not include 37,150,000 shares, 8,000,000 shares and 8,000,000 shares under stock options the Company is required to grant to Michael Sanderson, Jeffrey Chertoff and John Ryan, respectively, promptly upon the effectiveness of the Authorized Share Increase pursuant to the terms of their employment agreements), and 74,999,538 shares of which are reserved for issuance pursuant to the Parent’s outstanding convertible promissory notes (which amount includes all shares issuable upon exercise of any convertible promissory notes issued by the Parent on or prior to the date hereof, includes the impact of the price-based antidilution protection of such convertible notes triggered by the transactions contemplated by that Unit Purchase Agreement referenced in Section 7.07 and the maximum number of performance shares potentially issuable to the holders of such promissory notes; provided that such amount does not include shares issuable upon conversion of interest on such convertible notes that has accrued since February 1, 2011), and (y) 1,000,000 shares of preferred stock, par value $.0001 per share, (1) 450,000 of which have been designated Series A Preferred and 85,835 of which are issued and outstanding, (2) 20,000 of which have been designated Series B Preferred Stock and 2,250 of which are issued and outstanding, (3) 6,000 of which have been designated Series B-1 Preferred Stock and 1,250 of which are issued and outstanding, (4) 10,000 of which have been designated Series C Preferred Stock and none of which are issued and outstanding, (5) 14,500 of which have been designated Series D Preferred Stock and none of which are issued and outstanding, and (6) 1,500 of which have been designated Series D-1 Preferred Stock and none of which are issued and outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  The rights, privileges and preferences of each of the series of preferred stock are as set forth in their respective certificate of designation and as provided by the Delaware General Corporation Law.  Immediately prior to the Closing, the outstanding shares of the Parent’s capital stock are held of record and, to the knowledge of the Parent, beneficially by the Persons and in the amounts set forth on Schedule 5.14; provided, that Schedule 5.14 does not identify all record or beneficial owners of less than 5% calculated on a fully diluted basis.  Except as set forth on Schedule 5.14: (i) no shares of the Parent’s capital stock are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Parent; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Parent or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Parent or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Parent or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Parent or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Parent or any of its Subsidiaries or by which the Parent or any of its Subsidiaries is or may become bound; (iv) there are no agreements or arrangements under which the Parent or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (v) there are no outstanding securities or instruments of the Parent or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Parent or any of its Subsidiaries is or may become bound to redeem a security of the Parent or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; (vii) neither the Parent nor Buyer has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (viii) neither Parent nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents.  The Parent has furnished or made available to Seller true, correct and complete copies of the Certificate of Incorporation and the bylaws of Parent.

5.15           Indebtedness and Other Contracts.  Except as disclosed in Schedule 5.15, neither the Parent nor any of its Subsidiaries (i) have any outstanding Indebtedness, (ii) are a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a Parent Material Adverse Effect, (iii) are in violation of any material term of or in default under any contract, agreement or instrument relating to any Indebtedness or (iv) are a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Buyer’s or Parent’s officers, has or is expected to have a Parent Material Adverse Effect.

5.16           Absence of Litigation.  Except as set forth in the SEC Documents or on Schedule 5.16 there is no action, suit, proceeding, inquiry or investigation before or by any Governmental Authority or Self-Regulatory Organization pending or, to the knowledge of the Parent nor any of its Subsidiaries, threatened against or affecting the Parent or any of its Subsidiaries, the Series C Preferred Stock, the Parent Common Stock or any of the Parent’s or any of its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise.

5.17           Employee Relations.  Neither the Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  Except as set forth on Schedule 5.17, the Parent and its Subsidiaries believe that their relations with their employees are good.  No executive officer (as defined in Rule 501(f) of the 1933 Act) of neither the Parent nor any of its Subsidiaries has notified Parent or any such Subsidiaries that such officer intends to leave the Parent or any of its Subsidiaries or otherwise terminate such officer’s employment with the Parent or its Subsidiaries.  No executive officer of the Parent or any of its Subsidiaries, to the knowledge of the Parent or any of its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Parent or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  The Parent and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

5.18           Title.  Except as set forth on Schedule 5.18 the Parent and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Parent and its Subsidiaries, in each case free and clear of all Liens, except Permitted Liens, and except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Parent and any of its Subsidiaries.  Any real property and facilities held under lease by the Parent and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Parent and any of its Subsidiaries.

5.19           Intellectual Property Rights.  Except as set forth on Schedule 5.19, the Parent and its Subsidiaries own, control or license adequate valid and enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, software, documentation, original works of authorship, patents, patent rights, copyrights, inventions, improvements, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Parent Intellectual Property Rights”) necessary or appropriate to conduct their respective businesses as now conducted or as proposed to be conducted after the Closing Date.  None of the Parent’s rights to the Parent Intellectual Property Rights has expired or terminated or has been abandoned, or is expected to expire or terminate or are expected to be abandoned within three years from the Closing Date.  The Parent and its Subsidiaries do not have any knowledge of any infringement by the Parent or any of its Subsidiaries of Parent Intellectual Property Rights of others.  There is no claim, action or proceeding being made or brought, or to the knowledge of the Parent or any of its Subsidiaries being threatened, against the Parent or any of its Subsidiaries regarding the Parent Intellectual Property Rights.  Except as set forth on Schedule 5.19, neither the Parent nor any of its Subsidiaries is aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings.  The Parent and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their right to the Parent Intellectual Property Rights.

5.20           Tax Status.  Except as set forth on Schedule 5.20, the Parent and its Subsidiaries (i) have made or filed all foreign, U.S. federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) have paid all taxes and other governmental assessments and charges that are material in amount, whether or not shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) have set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no material Liens with respect to taxes upon the assets or properties of either the Parent or its Subsidiaries, other than with respect to taxes not yet due and payable.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Buyer and Parent know of no basis for any such claim.

5.21           Internal Accounting and Disclosure Controls.  Except as set forth in the SEC Documents, the Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  Except as set forth in the SEC Documents, Parent maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  Parent has implemented a plan to address the material weaknesses in its internal controls over financial reporting identified by Parent’s accountants and has taken such steps as are commercially reasonable to address such material weaknesses.

5.22           Broker Dealer Entities.

(a)           Parent and each of its Subsidiaries that are Broker Dealer Entities are duly registered as such (and is listed on Schedule 5.23) with its respective jurisdictions of registration and Self-Regulatory Organization memberships), and such registrations are in full force and effect, and each Broker Dealer Entity is a member in good standing with all applicable Self-Regulatory Organizations, and each Broker Dealer Entity’s Uniform Application for Broker Dealer Registration on Form BD, as amended as of the date hereof, and each of its other registrations, forms and other reports filed with any Governmental Authority or Self-Regulatory

Organization in connection with its activities as a broker or a dealer and is in compliance in all material respects with the applicable requirements of the Exchange Act and other applicable law and rules and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Broker Dealer Entity has exceeded in any material way with respect to its business, the business activities enumerated in any Self-Regulatory Organization membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs) and other reports filed with any Governmental Authority or Self-Regulatory Organization.

(b)           Since October 4, 2007, none of the Broker Dealer Entities or any of their respective “associated persons of a broker or dealer” (as defined in the Exchange Act) has been, or currently is, ineligible or disqualified pursuant to Section 15, Section 15B or Section 15C of the Exchange Act to serve as a broker or dealer or as an “associated person of a broker or dealer” (as defined in the Exchange Act), nor is there any legal, administrative, arbitral, or other proceedings, suits, actions, claims, investigations, complaints or hearings by or before a Governmental Authority or Self-Regulatory Organization pending, or threatened in writing, by any Governmental Authority or Self-Regulatory Organization, which would reasonably be expected to become the basis for any such ineligibility or disqualification, nor is there any reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in any such ineligibility or disqualification.

(c)           Each of the Broker-Dealer Entities is in compliance in all material respects with Regulation T of the Board of Governors of the Federal Reserve System and the margin rules or similar rules of a Self-Regulatory Organization of which such Broker-Dealer Entity is a member, including the rules governing the extension or arrangement of credit to customers, and Parent or its Subsidiaries other than the Broker Dealer Entities has or does extend or arrange credit for any customer within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(d)           Each of the Broker Dealer Entities is in compliance with all applicable regulatory net capital requirements.

(e)           To the Buyer’s and Parent’s knowledge, no facts or circumstances exist that would cause any Self-Regulatory Organization or any other Governmental Authority to revoke or restrict the Broker Dealer Entities’ licenses, permits, approvals, authorizations, consents, registrations, certificates or orders to operate in any jurisdiction as a broker or a dealer after the Closing.

(f)           Each of the Broker Dealer Entities is in compliance with all applicable provisions of Regulation ATS under the Exchange Act.

5.23           Investment Company Status.  Parent and its Subsidiaries are not, and upon consummation of the sale of the Shares, and for so long as Seller holds any Shares, will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

5.24           Stock Option Plans. Each stock option granted by the Buyer or Parent was granted (i) in accordance with the terms of the applicable Buyer or Parent stock option plan (if any) and (ii) with an exercise price at least equal to the fair market value of the Parent Common Stock on the date such stock option would be considered granted under generally accepted accounting principles and applicable law. No stock option granted under the Buyer’s or Parent’s stock option plan has been backdated.  The Buyer nor Parent has knowingly granted, and there is no and has been no Buyer or Parent policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Parent or any of its Subsidiaries or their financial results or prospects.

5.25           Amendment and Release.  Each of John J. Barry III and John J. Barry IV has duly executed and delivered to the Parent the Amendment and Release agreements attached as Exhibit E hereto (the “Barry Agreements”) and such agreements remain in full force and effect.

5.26           Notes.  The Parent and the holders of each of the notes identified on Exhibit F have entered into the amendments attached as Exhibit F hereto.

5.27           Certain Agreements.  The Parent and the other parties thereto have entered into each of the following: the letter agreement attached as Exhibit G hereto (the “O’Krepkie Letter”), Second Amendment to the Radnor Research and Trading Company Engagement Agreement attached as Exhibit H hereto (the “Radnor Engagement Letter Amendment”), Termination of Restated Revenue Sharing Agreement attached as Exhibit I hereto (the “Radnor Revenue Sharing Agreement Amendment”), and the Termination and Release attached as Exhibit J hereto (the “Financial Advisory Agreement Termination and Release”), and such agreements remain in full force and effect and no party to such agreements, including the Buyer and Parent, are in material default under any such agreements.

5.28           Rights of Registration and Voting Rights.  Except as provided in the Registration Rights Agreement and as set forth on Schedule 5.28(i), Parent is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  To Parent’s knowledge, except as contemplated in the Registration Rights Agreement, the Stockholders’ Agreement and as set forth on Schedule 5.28(ii), no stockholder of Parent has entered into any agreements with respect to the voting of capital shares of Parent.

5.29           Disclosure.  The Parent and its Subsidiaries understand and confirm that Seller will rely on the foregoing representations in effecting transactions in the Shares of Parent.  To the Buyer’s and Parent’s knowledge, all disclosures regarding the Parent and its Subsidiaries, their business and the transactions contemplated hereby set forth in this Agreement and the other Transaction Documents, including the Schedules hereto and thereto are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each press release issued by the Parent or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Buyer and Parent acknowledge and agree that Seller makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article IV.

5.30           Condition of Assets. Seller shall convey to Buyer all right, title and interest of Seller in and to the Business Assets without any warranty or recourse whatsoever except for such representations and warranties expressly made by Seller in this Agreement, including without limitation, the warranty of title set forth in Section 4.06; it being understood that Buyer takes the Business Assets “AS IS” and “WHERE IS,” and with Buyer hereby acknowledging reliance solely on the representations and warranties in this Agreement and its own inspection of the Business Assets.  In addition, Buyer acknowledges that, with the exception of the representations and warranties made in this Agreement, Seller has made no representation or warranty with respect to the Business Assets (including, without limitation, the income to be derived therefrom or expenses to be incurred with respect thereto), or with respect to information or documents previously furnished to Buyer.  All implied warranties with respect to the Business Assets, including those related to title (except as set forth in Section 4.06), fitness for a particular purpose, or of quality, design, condition, capacity, suitability or performance, are hereby disclaimed by the Seller and expressly waived by Buyer.

ARTICLE VI
COVENANTS OF THE SELLER

6.01           Confidentiality.

(a)           From and after the Closing, Seller will not, directly or indirectly, use or disclose (other than to Buyer) for any purpose any Confidential Information.  This Section 6.01(a) shall survive the Closing and shall continue indefinitely.  Nothing in this Section 6.01 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer with greater or longer protection than provided in this Section 6.01.

(b)           For purposes of this Agreement, “Confidential Information” means any and all technical, business and other information of or relating to the Business or the Business Assets that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, business plans or operations of the Business.

(c)           The obligations set forth in Section 6.01(a) shall not apply to any information that Seller can conclusively demonstrate: (i) has become generally available to the public through no act or omission of Seller and without violation of this Agreement, or any other confidentiality obligation of Seller; or (ii) is required to be disclosed by subpoena or other mandatory legal process or in connection with any legal proceeding, provided that Seller promptly gives Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and Seller shall use reasonable efforts to obtain (at Buyer’s cost), and upon request, provide reasonable cooperation should Buyer seek to obtain, an appropriate protective order.

(d)           Notwithstanding the foregoing, nothing in this Agreement shall limit in any way Seller’s ability to (i) consult any advisor regarding any legal, tax or accounting issues arising out of or related to the transactions contemplated hereby, (ii) to prosecute or defend any claim involving Seller or Buyer or any of their respective Affiliates or (iii) to disclose any Confidential Information to its officers, directors and/or representatives who need to have such information to consummate the transactions contemplated herein or in any other Transaction Agreement or to handle the dissolution, liquidation and wind-up of Seller and BCM in accordance with applicable laws.

6.02           Covenant Not to Compete.

(a)           Seller hereby agrees that it will not (nor will it permit BCM) during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the Closing Date, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person or entity, whether as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, sales representative or otherwise:

(i)           own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business with any Person (including, without limitation, any division, group or franchise of a larger organization) that engages in the electronic trading of fixed income securities or otherwise competes with any business activities of Buyer or its Affiliates;

(ii)           solicit, or assist in the solicitation of, any Person to whom Seller either sold, provided or solicited to sell or provide any service or product, in each case, for the purpose of selling, providing or soliciting to sell or provide any service or product the same as that sold or provided by the Business;

(iii)           divert, recommend, refer or suggest any customer or prospective customer of services or products provided or sold by the Business to any Person other than Buyer;

(iv)           solicit, or assist in the solicitation of, any Hired Employee or other Person employed or engaged by Buyer as of the Closing Date in any capacity (as an employee, independent contractor or otherwise) to terminate such employment or other engagement, whether or not such employment or engagement is pursuant to a contract and whether or not such employment or engagement is at will; or

(v)           knowingly or intentionally damage or destroy the goodwill and esteem of Buyer or the Business with its vendors, suppliers, employees, patrons, customers, prospective customers and any others who may at any time have or have had business relations with Buyer or the Business.

(b)           Notwithstanding anything herein to the contrary, it shall not be a breach of the covenant contained in Section 6.02(a)(i) for Seller to own, directly or indirectly, up to an aggregate of two percent (2%) of any class of publicly traded securities of any Person engaged in any of the activities described in Section 6.02(a)(i), so long as such securities are held as a passive investment.

(c)           Although the parties have, in good faith, used their best efforts to make the provisions of Sections 6.01(a) and 6.02(a) reasonable in terms of geographic area, duration and scope of restricted activities in light of Seller’s business activities and the consideration to be received by Seller hereunder, and it is not anticipated, nor is it intended, by any party hereto that an arbitral panel or court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if an arbitral panel or court of competent jurisdiction determines it necessary to reform the scope of Sections 6.01(a) or 6.02(a) or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(d)           The parties recognize and agree that in the event of a breach or threatened breach by Seller of Section 6.01(a) or 6.02(a), money damages would not be an adequate remedy to Buyer for such breach and, even if money damages were adequate, it would be difficult to ascertain or measure with any degree of accuracy the damages sustained by Buyer therefrom.  Accordingly, if there should be a breach or threatened breach by Seller of the provisions of Section 6.01(a) or 6.02(a), Buyer shall be entitled to an injunction restraining such party from any such breach.  Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer or its Affiliates may otherwise have under applicable law.

(e)           All of the covenants in Sections 6.01(a) and 6.02(a) are intended by each party hereto to be, and shall be construed as, agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in Section 6.01(a) or 6.02(a).  The parties hereby agree that Section 6.01 and this Section 6.02 are a material and substantial part of the transactions contemplated hereby.

6.03           Employees of the Business.  Unless otherwise agreed in writing, Buyer may in its sole discretion, but is not obligated to, make offers of employment to any one or more of the employees of Seller (such employees who accept the terms and conditions of such offer and who are employed by Buyer are hereinafter referred to as “Hired Employees”).  Buyer acknowledges and agrees that the Hired Employees will be involved in and have responsibilities with respect to the dissolution, liquidation and winding-up of Seller and BCM after Closing and agrees that the Hired Employees may devote business hours sufficient to accomplish such responsibilities so long as the devotion of time does not materially impact their ability to provide services to Buyer.  Buyer shall, in its discretion, establish the initial terms and conditions of employment for all Hired Employees.  Seller shall remain solely responsible for all employees that are not Hired Employees and all claims related thereto and for all compensation and benefits of any Hired Employee for services through their termination by Seller.  Buyer will not assume or continue, and will have no responsibility or Liability to the Hired Employees or any other Person under or with respect to, any of the Employee Benefit Plans of Seller.  The provisions of this Agreement are for the benefit of Buyer and Seller only, and no employee of Seller or any other Person shall have any rights hereunder.

6.04           Consents; Failure to Obtain Consents.  Notwithstanding anything to the contrary set forth herein, at Buyer’s sole option, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any Contract otherwise included in the Business Assets, or any claim, right or benefit arising thereunder or resulting therefrom, if such assignment or transfer is without the consent of a third party and would constitute a breach or violation thereof or adversely affect the rights of Buyer, the Business Assets or the Business.  Until all such consents are obtained, Seller shall cooperate (at Buyer’s expense) in any arrangement reasonably satisfactory to Buyer designed to fulfill the Seller’s obligations thereunder and to afford Buyer the continued full benefits thereof (including, without limitation, the receipt and recognition by Buyer of all revenue thereunder).

ARTICLE VII
TAXES AND RELATED MATTERS; ADDITIONAL COVENANTS

7.01           Tax Reporting; Liability for Taxes.  Seller shall timely pay any Taxes and file any Tax returns attributable to the Business Assets or the Business for periods ending on or before the Effective Time, and Seller shall indemnify Buyer from any adverse consequence arising out of any failure timely to pay such Taxes or file such Tax returns.

7.02           Tax Reorganization; Consistent Tax Treatment.  The parties to this Agreement agree to treat the transaction contemplated by this Agreement as a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Code for U.S. Tax purposes.  None of the parties to this Agreement shall take a position inconsistent with this Section 7.02 on any Tax return, except as otherwise required by law or determination of the Internal Revenue Service.  In any proceeding related to the determination of any Tax, no party shall contend or represent that such treatment is not the correct treatment.  The parties acknowledge and agree that the covenants of each party with respect to the Tax treatment of the transactions contemplated herein are set forth in their entirety in this Section 7.02, and there are no obligations of Buyer or Parent with respect to the post-Closing operations of the Business contained here or elsewhere in this Agreement.  For the avoidance of doubt, the parties acknowledge and agree that the only post-Closing covenant with respect to the operation of the Business is that which is set forth in Section 3.1 of the Conversion Agreement, and the sole remedy in the event of a breach of such provision is provided for and governed by Section 3.2 of the Conversion Agreement.

7.03           Additional Tax Matters.  Buyer will pay all transfer, documentary, sales, use, stamp, registration, recording and other such Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the transactions contemplated by this Agreement, including the sale and transfer of the Business Assets; provided, however, that Buyer shall be permitted to deduct fifty percent (50%) of the amount of any such taxes against its obligation under the Conversion Agreement to provide up to $2,000,000 of working capital (the allocation of such deduction against the Budget (as defined in the Conversion Agreement) to be mutually reasonably determined by David Weisberger and Buyer.   The parties

will cooperate to the extent reasonably necessary to make such filings or returns as may be required.  The parties will cooperate with each other and use their reasonable commercial efforts to minimize the Taxes attributable to the transfer of the Business Assets, subject to applicable law.

7.04           Fulfillment of Conditions  The parties hereto agree to use and to cause their respective Affiliates to use their respective good faith commercially reasonable efforts to fulfill, as soon as reasonably practicable, the conditions to Closing set forth in Sections 8.01 and 8.02.

7.05           Bulk Transfer Laws.  Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws or tax laws relating to bulk transfers of any jurisdiction in connection with the transactions contemplated by this Agreement, waives any requirement of compliance with such laws, and agrees that such non-compliance does not constitute a breach of any representation or warranty of Seller contained in this Agreement notwithstanding anything to the contrary in Article IV.

7.06           Record Retention Obligations.   Parent acknowledges that it has been listed as the person that has been appointed as the custodian of the books and records of BCM and agrees to retain such books and records for  the time periods required by Financial Industry Regulatory Authority (“FINRA”) and to otherwise comply with all other obligations of FINRA with respect thereto.

7.07           Series D Convertible Preferred Stock.   Seller, in its capacity as a holder of Series C Preferred Stock, hereby consents to Parent’s authorization, designation, creation and issuance of the Series D Convertible Preferred Stock, par value $0.0001 per share, as contemplated by the Unit Purchase Agreement among Parent, GFINET, Inc. and Oak Investment Partners XII, Limited Partnership dated the same date as this Agreement.  Further, Seller acknowledges and confirms that the transactions contemplated by this Agreement, the above referenced Unit Purchase Agreement and the ancillary documents referenced herein and therein shall not, and shall not be deemed to, constitute a “Change of Control” under the Series C Designation Certificate.

ARTICLE VIII
CONDITIONS TO CLOSING

8.01           Conditions to Obligation of Buyer.  The obligations of Buyer to purchase the Business Assets and assume the Assumed Obligations at the Closing are subject to the satisfaction of each of the following conditions, unless expressly waived by Buyer in writing:

(a)           (i) Seller shall have performed and satisfied in all material respects its obligations hereunder required to be performed and satisfied at or prior to the Closing; (ii) each of the representations and warranties of Seller contained herein shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date; provided, however, that the representations and warranties that are qualified by the term “material” or contain such terms as “Material Adverse Effect” shall be true and correct in all respects, without regard to any such qualifications; and (iii) Buyer shall have received a certificate signed by a senior executive officer of Seller to the foregoing effect.

(b)           No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any governmental authority or any other legal restraint or prohibition preventing any transfer contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened Proceeding by any governmental authority or by any other Person challenging or in any manner seeking to restrict or prohibit the sale of the Business Assets or the consummation of any other transactions contemplated hereby.

(c)           There shall not be, occur or be discovered any actions, events, occurrences, developments, circumstances, facts, or changes (including any damage, destruction or other casualty loss) that, individually or in the aggregate, have had or that may be reasonably expected to have a Material Adverse Effect.

(d)           Buyer shall have received all requisite approvals and made all necessary or appropriate arrangements to be able to consummate the transactions contemplated herein and commence operation of the Business immediately after the Closing, each as set forth on Schedule 8.01(d).

(e)           Buyer shall have received executed counterparts to an employment agreement that is in substantially the form attached hereto as Exhibit C from each of the following individuals:  John Knox and David Weisberger.

(f)           The prior or simultaneous closing of the purchase and sale of Series D Preferred Stock of Parent for at least $10,000,000 from Parent.

8.02           Conditions to Obligation of Seller.  The obligation of Seller to sell the Business Assets at the Closing is subject to the satisfaction of each of the following conditions unless expressly waived in writing by Seller:

(a)           (i) Buyer shall have performed and satisfied in all material respects its obligations hereunder required to be performed and satisfied by it at or prior to the Closing; (ii) each of the representations and warranties of Buyer contained herein shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date; and (iii) Seller shall have received a certificate signed by a duly authorized officer or representative of Buyer to the foregoing effect.

(b)           No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any governmental authority or any other legal restraint or prohibition preventing any transfer contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending Proceeding by any governmental authority or by any other Person challenging or in any manner seeking to restrict or prohibit the sale of the Business Assets or the consummation of any other transactions contemplated hereby.

(c)           Buyer shall have delivered a copy of the certificate(s) for the Shares.

(d)           Seller shall have received (i) an executed copy of the Escrow Agreement from the Escrow Agent and Buyer, (ii) an executed copy of the Bill of Sale from Buyer and (iii) an executed copy of the Conversion Agreement from Parent.

(e)           Seller shall have received an executed copy of the Voting Agreement in the form attached as Exhibit D hereto from each of the parties thereto.

(f)           Each of UBS, Bonds MX and Robert Jones shall have waived and terminated, in form and substance acceptable to Seller, any and all rights to the contingent performance shares referenced in the transaction agreements previously entered into with respect to the sale and purchase of Parent’s Series B Preferred Convertible Stock, par value $0.0001 per share, and/or Parent’s Series B-1 Preferred Convertible Stock, par value $0.0001 per share, and such parties shall have also waived any restrictions on the issuance by Parent of any securities with anti-dilution price protection in connection with the transactions contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION

9.01           Survivability of Representations, Warranties and Covenants.  All covenants to be performed prior to the Closing Date shall survive the Closing.  All representations and warranties of the parties shall survive the Closing Date for a period of twenty-four (24) months following the Closing Date.  Notwithstanding anything to the contrary above, the survival period for any claim for indemnity as a result of a breach of a representation or warranty otherwise limited by this Section 9.01 shall be extended automatically to include any time period necessary to resolve such claim for indemnity if such claim for indemnity was made before the expiration of the survival period but not resolved prior to its expiration, and any such extension shall apply as to the claim for indemnity asserted and not so resolved within such survival period.  Liability for such item shall continue until such claim for indemnity shall have been finally settled, decided or adjudicated.  All covenants to be performed after the Closing Date shall continue indefinitely.

9.02           Agreement to Indemnify.

(a)           Seller (the “Seller Indemnitor”) shall indemnify, defend and hold harmless Buyer and its affiliates, and their respective officers, directors, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from, against and in respect of any and all Damages incurred by any Buyer Indemnitee arising out of or as a result of: (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Seller in any Transaction Agreement or any Exhibit or Schedule thereto; (ii) any breach of any covenant or agreement made by Seller in any Transaction Agreement; (iii) any Excluded Liability; and (iv) all fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

(b)           Buyer (the “Buyer Indemnitor”) shall indemnify, defend and hold harmless Seller and its affiliates, and their respective officers, directors, employees, representatives and agents (collectively, the “Seller Indemnitees”) from, against and in respect of any and all Damages incurred by any Seller Indemnitee arising out of or as a result of (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Buyer in any Transaction Agreement or any Exhibit or Schedule thereto; (ii) any breach of any covenant or agreement made by either Buyer in any Transaction Agreement; and (iii) all fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

(c)           In the event that a Buyer Indemnitee or Seller Indemnitee (each an “Indemnitee”) notifies the Seller Indemnitors or Buyer Indemnitor (each an “Indemnitor”) of any claim for which indemnification is available pursuant to Section 9.02(a) or Section 9.02(b), as the case may be, the Indemnitor shall, within thirty (30) days after the date of such notice, pay to the Indemnitee the amount of Damages payable pursuant to Section 9.02(a) or Section 9.02(b), as applicable, and shall thereafter pay any other damages payable pursuant to Section 9.02(a) or Section 9.02(b), as applicable, and arising out of the same matter on demand unless the Indemnitor disputes in writing its liability for, or the amount of, any such Damages within such 30-day period, in which case such payment shall be made as provided above in respect of any matters or amounts not so disputed and any Damages in respect of the matters so disputed shall be paid within five (5) Business Days after any determination (by agreement of Buyer and the Seller or by a court of competent jurisdiction in a final, non-appealable decision) that the Indemnitor is liable therefor pursuant to Section 9.02(a) or Section 9.02(b), as applicable.  For avoidance of doubt, an Indemnitor’s dispute of liability shall not relieve it of any obligation that arises hereunder.

(d)           Notwithstanding Section 9.02(c), if a Buyer Indemnitee has a claim for which indemnification is available pursuant to Section 9.02(a), unless Seller, in its sole discretion, chooses to satisfy such claim in cash pursuant to Section 9.02(c), such indemnification claim may only be satisfied by the delivery of the Claim Shares from the Escrow Stock and, if such claim is a Special Claim, the Supplemental Escrow Stock (if necessary to satisfy such claim in full), and claims so satisfied shall be administered in accordance with the procedures set forth in Sections 4 and 5 of the Escrow Agreement.

(e)           Promptly after receipt by an Indemnitee of notice of the assertion of a third-party claim against it, such Indemnitee shall give notice to the Indemnitor of the assertion of such third-party claim, provided that the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except for fees and costs incurred before notification and to the extent thereafter that the Indemnitor is materially prejudiced by the Indemnitee failure to give such notice.

9.03           Limitations on Indemnification Obligations.  Seller’s (and Seller Indemnitor’s) aggregate liability in respect of indemnification pursuant to Article IX will not exceed, and any Buyer Indemnitee’s sole remedy shall be, the Escrow Stock; provided, however, that Seller’s (and Seller Indemnitor’s) aggregate liability in respect of indemnification pursuant to Article IX for Special Claims will not exceed the Escrow Stock and the Supplemental Escrow Stock.  Buyer (and Buyer Indemnitor) will have no liability to any Seller Indemnitee under this Agreement for a breach of Section 3.1 of the Conversion Agreement.

9.04           Exclusive Remedy.  Notwithstanding anything in this Agreement to the contrary, the sole and exclusive remedy of any Indemnitee for Damages with respect to this Agreement and the transactions contemplated hereby which are the subject of indemnification provisions in this Article IX shall be to make claims for indemnification hereunder, and if such Indemnitee is a Buyer Indemnitee such claim shall solely be made against the Escrow Stock (and the Supplemental Escrow Stock, if applicable) under this Article IX; provided, however, that this Section 9.04 shall not limit a party’s right to specific performance or injunctive or other equitable relief or a party’s remedies with respect to a breach of a covenant set forth in this Agreement or any other Transaction Agreement to be performed after the Closing; provided, further, that this Section 9.04 shall not limit a Buyer Indemnitee’s right to remedies with respect to claims based upon fraud or intentional acts or omissions.

ARTICLE X
MISCELLANEOUS

10.01           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, seven (7) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, provided that (i) the sending facsimile generates a transmission report showing successful completion of such transaction, and (ii) if such facsimile is sent after 5:00 p.m. local time at the location of the receiving facsimile, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (d) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery with all charges for next Business Day delivery prepaid:

If to Seller: Beacon Capital Strategies, Inc. 9th Floor 420 Madison Avenue New York, New York 10017 Attn: David Weisberger Fax: None Telephone: None
With a copy to (which shall not constitute notice):

Duane Morris LLP
1540 Broadway
New York, New York 10036-4086
Attn: Michael D. Schwamm, Esq.
Fax: (212) 208-4451
Telephone: (212) 692-1054

and

Finn Dixon & Herling LLP
177 Broad Street
Stamford, Connecticut 06901
Attn: Michael J. Herling, Esq.
Fax: (203) 325-5001
Telephone: (203) 325-5000

With a copy to (which shall not constitute notice):

If to Buyer or Parent: Bonds.com Group, Inc. 529 5th Avenue, 8th Floor New York, New York 10017 Attn: Chief Executive Officer Fax: (212) 946-3999	With a copy to (which shall not constitute notice): Hill Ward Henderson 101 E. Kennedy Blvd., Suite 3700 Tampa, Florida 33602 Attn: Mark A. Danzi Fax: (813) 221-2900 Telephone: (813) 221-3900

Any Person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.02           Amendments; No Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.03           Expenses.  Subject to Article IX and Sections 7.04 and 10.11 below, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

10.04           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Seller may not assign or delegate this Agreement nor any of their respective rights, interests or obligations hereunder without the prior written approval of Buyer; provided, however, that Seller may assign or delegate its rights under this Agreement to one or more of the holders of the Series C Preferred Stock so long as such holders are stockholders of Seller.  Buyer may assign or delegate its rights under this Agreement (including the right to acquire all or any portion of the Business Assets or the obligation to assume all or any portion of the Assumed Obligations) to one or more affiliates of Buyer or to any purchaser of all or substantially all or any substantial part of Buyer’s business (by merger, sale or assets or otherwise), provided, however, Buyer shall remain liable to Seller for the performance of its obligations under this Agreement.  Any assignment or delegation in breach of this Section 10.04 shall be null and void.

10.05           Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.  Signatures transmitted electronically by .pdf file or facsimile shall be binding for all purposes hereof.

10.06           Entire Agreement.  This Agreement (including the Schedules referred to herein that are hereby incorporated by reference and the other Transaction Agreements) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

10.07           Severability; Third Party Beneficiaries.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by an arbitral tribunal or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.  Except with respect to indemnification of the Indemnitees, no provision of this Agreement shall be deemed to create any third party beneficiary rights in any Person, including any employee or former employee of Seller or any beneficiary or dependent thereof.

10.08           Further Assurances.  From time to time (including after the Closing), the parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

10.09           Public Announcements.  Before and after the Closing, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such public statement without the prior written consent of Buyer.

10.10           Governing Law.

(a)           This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(b)            Any Proceeding arising out of or relating to this Agreement, any other agreement or document relating to the Transaction Agreements or any of the transactions contemplated may be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court or any appellate court arising therefrom and agrees not to bring any proceeding arising out of or relating to this Agreement, any other agreement or document relating to the Transaction Agreements or any of the transactions contemplated thereby in any other court.  The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this Section 10.10 may be served on any party anywhere in the world in accordance with Section 10.01 or applicable law.

(b)           THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.11           Prevailing Party.  In the event a party commences an action to enforce its rights pursuant to this Agreement, the prevailing party shall be entitled to receive its attorneys’ fees and costs from the non-prevailing party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

Bonds.com MBS, Inc.

By:	/s/ Michael O. Sanderson
Name:	Michael O. Sanderson
Title:	CEO

PARENT:

Bonds.com Group, Inc.

By:	/s/ Jeffrey M. Chertoff
Name:	Jeffrey M. Chertoff
Title:	CFO

SELLER:

Beacon Capital Strategies, Inc.

By:	/s/ David Weisberger
Name:	David Weisberger
Title:	CEO